UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 4a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section.240.14a-12
Navarre Corporation
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount previously paid:

2)	Form, Schedule or Registration Statement no.:

3)	Filing party:

4)	Date filed:

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 14, 2006

      Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., local time, on Thursday, September 14, 2006

PLACE	Guthrie Theater (Level 8-Nelson Classroom) 818 South 2nd Street Minneapolis, Minnesota 55415

ITEMS OF BUSINESS	1. To elect three directors, assigned to the first class of directors, for a term of three years or until their successors are elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2007 fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on Wednesday, July 19, 2006.

ANNUAL REPORT	Our 2006 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.
Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel
July 28, 2006

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428
(763) 535-8333

PROXY STATEMENT
Annual Meeting of Shareholders
September 14, 2006

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING
      We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to and do not incorporate information found on the website into this Proxy Statement.
Proxy Statement and Solicitation of Votes
      This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Thursday, September 14, 2006 at 3:00 p.m., local time, at the Guthrie Theater (Level 8 — Nelson Classroom), 818 South 2nd Street, Minneapolis, Minnesota, 55415, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 28, 2006.
      The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We do not intend to solicit proxies other than by use of the mail, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.
Voting Shares
      Only shareholders of record as of the close of business on Wednesday, July 19, 2006 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 35,661,295 shares of common stock, no par value, each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
How to Vote
      You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership recorded through a brokerage or bank account, i.e. shares held in “street name.”
      If your ownership is recorded directly, you will receive a proxy card from the Company. If your share ownership is beneficial, your broker and/or bank will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or bank how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote. If your broker lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a broker “non-vote” on that item. Broker non-votes effectively reduce the number of shares needed to approve a proposal. On routine matters, NYSE member brokers may, at their discretion, vote shares they hold in street name on your behalf even if you have not provided voting instructions. Routine matters include the election of directors and may include the other items to be voted on at the Annual Meeting. NASD member brokers do not have discretionary authority to vote unless they are acting as a registered investment adviser pursuant to an investment contract or unless they are also NYSE member brokers.
      You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.
      Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held through a bank or broker and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your bank or broker. Please contact your bank or broker directly for further information.
      The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.
How Votes Are Counted
      Each share of our common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted for determining if a quorum is present. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.
      With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome because broker non-votes are considered shares that are not entitled to vote.
      With respect to all other matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.
Votes Required
      The vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. This means that, if shareholders will be electing three directors, then the three nominees receiving the most votes will be elected. For all other matters, the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote is required to pass.
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL NO. 1 — Election of Directors
      Our Board of Directors is divided into three staggered classes for purposes of election of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term. Our Amended and Restated Articles of Incorporation provides that the Board consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of nine directors.
      At the Annual Meeting, the terms of three directors assigned to the first class are expiring. They are Richard Gary St. Marie, Michael L. Snow and Dickinson G. Wiltz. The Board has nominated Mr. St. Marie and Mr. Snow to be re-elected as first class directors at the Annual Meeting. Mr. Wiltz is retiring due to the mandatory retirement age, and, upon the recommendation of the Governance and Nominating Committee, the Board has nominated Deborah L. Hopp for election as a first class director at the Annual Meeting. If so elected, these directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2009, subject to prior retirement, resignation, death or removal from office.
      All other directors will continue in office following this Annual Meeting. Messrs. Benson, Cheney, Gentz and Weyl are assigned to the second class with their terms expiring at the annual meeting of shareholders held in 2007, and Messrs. Paulson and Sippl are assigned to the third class with their terms expiring at the annual meeting of shareholders held in 2008.
      The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided below.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR
PROPOSAL NO. 2 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm and audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2007. Although shareholder ratification of this selection is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although it will not be required to select a different independent registered public accounting firm for the Company for the current fiscal year.
      Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005. Previously, the accounting firm of Ernst & Young LLP served as our independent registered public accounting firm.
      Additional information can be found in “Report of the Audit Committee” on page 10 and in “Audit and Non-Audit Fees” on page 11. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she has the desire to do so, and will be available to respond to appropriate questions from shareholders.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP

INFORMATION CONCERNING DIRECTORS AND NOMINEES
      The names, principal occupations for at least the past five years and selected other information for the nominees and other directors filling unexpired terms are set forth below.
      NOMINEES FOR DIRECTOR — Terms to Expire at the Annual Meeting in 2009 (First Class)

Name	Age	Principal Occupation and Other Information

Deborah L. Hopp	53	Ms. Hopp has not previously served as a director of the Company. She has been the Vice President for Publishing of MSP Communications, Inc. since 1998 and is Publisher of its monthly periodical, Mpls. St. Paul Magazine. MSP Communications also provides custom publishing services to over 16 local and national companies. Prior to joining MSP Communications, Ms. Hopp held various publishing positions with local publications. She serves as a board member of numerous not-for-profit and for-profit organizations including the United Way, the Minnesota Orchestral Association, the Walker Art Center, the University of Minnesota Foundation, Minneapolis Downtown Council (Chair), Bachman’s Inc. and Latin Communications Network.
Richard Gary St. Marie(1)(2)	66	Mr. St. Marie has served as a director since July 2005. He has been the Chairman/Owner of St. Marie’s Gopher News Company, the premiere distributor of magazines and books in the Upper Midwest, since January 1991. He served as President of St. Marie’s Gopher News Company from January 1976 until December 1996. Mr. St. Marie is also currently President of Pioneer Private Aviation — DE and has served in that position since June 1986. Mr. St. Marie has previously served as a board member of several not-for-profit and for-profit organizations including the Kidney Foundation of the Upper Midwest, Boys and Girls Club of Minneapolis, the Affinity Group, Young America, Minnesota Heart Association, and Wells Fargo Bank, Minnesota (Advisory).
Michael L. Snow(3)	55	Mr. Snow has served as a director since April 1995. Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, a Limited Liability Partnership, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). He currently serves as a director of Miller Milling Company, the largest durum miller in the United States. Mr. Snow is also a trustee of The Minneapolis Institute of Arts.

(1)	Member of the Compensation Committee in FY 2006.

(2)	Member of the Governance and Nominating Committee in FY 2006.

(3)	Member of the Governance and Nominating Committee in FY 2006 and Chair of such committee until October 2005.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2007 (Second Class)

Name	Age	Principal Occupation and Other Information

Keith A. Benson(1)(2)	62	Mr. Benson has served as a director since September 2003. Until 2002, he was employed in the retailing industry, including over 20 years at The Musicland Group, Inc., and is now retired. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation). He has also served in a volunteer capacity as a member of the Professional Accounting Committee at the University of Iowa.
Charles E. Cheney	62	Mr. Cheney has served as a director since October 1991 and as Vice-Chairman of the Board since November 1999. Since May 2004, Mr. Cheney has been engaged in the practice of law as a sole practitioner. Previously, he served as our Executive Vice President and Chief Financial Officer from 1985 until December 2000 and our Chief Strategic Officer from January 2001 until July 2002. Beginning in July 2002, Mr. Cheney was on a leave of absence while finishing law school. Previously, Mr. Cheney was employed by Control Data Corporation in various financial capacities for 12 years, most recently as Controller of Control Data Commerce International.
Timothy R. Gentz(1)(3)	56	Mr. Gentz has served as a director since May 2004. Since January 2005, he has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies.
Tom F. Weyl(2)(4)	63	Mr. Weyl has served as a director since July 2001. Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He currently is serving as a director/organizer of the Royal Palm Bank of Naples, Florida. Mr. Weyl also served as a director of Musicland Stores Corporation from 1992 until its acquisition by Best Buy Co., Inc. in February 2001.

(1)	Member of the Audit Committee in FY 2006.

(2)	Member of the Governance and Nominating Committee in FY 2006.

(3)	Member of the Governance and Nominating Committee in FY 2006 and Chair of such committee beginning in October 2005.

(4)	Chair of the Compensation Committee in FY 2006.
CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2008 (Third Class)

Name	Age	Principal Occupation and Other Information

Eric H. Paulson	61	Mr. Paulson is our founder and has been our Chairman and Chief Executive Officer since our inception in 1983 and was our President until August 2005. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of records and tapes. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc.
James G. Sippl(1)(2)	58	Mr. Sippl has served as a director since July 1993. Mr. Sippl is President of Sippl & Associates, a financial consulting firm focusing on emerging businesses. From September 2003 to July 2005, he was President of Baby Boo, an infant apparel company focusing on selling infant apparel and accessories within the apparel and gift market. From January 2001 to August 2003, Mr. Sippl was engaged in his consulting business. He was General Manager and Chief Financial Officer of Wealth Enhancement Group from December 1999 to December 2000. He was Chief Operating Officer of Stellent, a software company, from January 1997 to May 1998. Mr. Sippl served as Vice President of Business Development with Merrill Corporation, a financial printer, from November 1990 to January 1997. Previously, Mr. Sippl held positions as President of Chicago Cutlery and as a partner in a predecessor firm to PricewaterhouseCoopers LLP.

(1)	Chair of the Audit Committee in FY 2006.

(2)	Member of the Governance and Nominating Committee in FY 2006.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation
      Members of our Board of Directors who are not employees of the Company currently each receive a $24,000 per year cash retainer, paid $2,000 monthly, plus $1,000 for each board meeting and committee meeting attended. The chairperson of the Audit Committee receives an additional annual fee of $5,000, and the chairpersons of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual fee of $3,000.
      Under the terms of the 2004 Stock Plan, as amended, beginning September 2005, each new director who is not an employee (a “Non-employee Director”) receives at the beginning of the first term of service an initial stock option grant covering 20,000 shares of our common stock at fair market value on the day of grant. Each Non-employee Director is issued an annual grant on April 1 of each year, of a non-qualified stock option to purchase 6,000 shares of our common stock at the fair market value on the day of the grant. Such options vest one-third per year beginning one year from the grant date and expire ten years from the grant date. On April 1, 2006, Messrs. Benson, Cheney, Gentz, St. Marie, Sippl, Snow, and Weyl each received an option to purchase 6,000 shares at a price of $4.29 per share. Upon his appointment as a director on July 20, 2005,

Mr. St. Marie received an initial stock option grant covering 50,000 shares of our common stock at an exercise price of $7.42 per share which expires six years from the grant date.
      On March 20, 2006, the Compensation Committee and Board approved the acceleration of vesting of all unvested and “out-of-the-money” stock options then outstanding, including those previously awarded to directors, with exercise prices equal to or greater than $4.50 per share. This action was taken for its positive effect on employee morale and perception of option value and in order to minimize future compensation expense associated with the adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). Directors and executive officers are generally unable to sell, transfer, pledge or otherwise dispose of shares of common stock acquired upon any exercise of an accelerated option until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms.
      As amended in September 2005, the 2004 Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election because of the Board’s mandatory retirement policy, will receive in lieu of stock option grants during the last two years of such director’s last term, an award of 3,000 shares of restricted common stock for each such year. Mr. Wiltz is the only director who has reached mandatory retirement age and is ineligible for re-election. On April 1, 2006, Mr. Wiltz received a grant of an aggregate of 6,000 shares of restricted stock. This was in lieu of his annual stock option grants on April 1, 2005 and April 1, 2006. His stock option grant on April 1, 2006, covering 6,000 shares, was cancelled simultaneously with the restricted stock grant. Restrictions on the shares of restricted stock will lapse in September 2006 when Mr. Wiltz retires from the Board.
Independent Directors
      Our Board of Directors has determined that each of Messrs. Benson, Gentz, Sippl, St. Marie, Weyl and Wiltz are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ National Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. Beginning with this year, Mr. Snow has also been determined to be “independent,” and, if elected, Ms. Hopp will also meet the qualifications for “independence.”
Independent Directors Meetings
      Our Board of Directors formally adopted a policy of establishing an independent directors’ meeting, with only independent directors being present, for not less than two regular meetings each fiscal year.
Board Committees
      Our Board of Directors has established Audit, Compensation, and Governance and Nominating Committees. Additional information about the committees can be found in “Report of the Audit Committee” on page 10 and “Report of the Compensation Committee” on page 21. Charters for the Audit, Compensation, and Governance and Nominating Committees were provided to shareholders as exhibits to the proxy statement for the annual meeting of shareholders held on September 13, 2004 and were filed with the Securities and Exchange Commission on July 27, 2004. They can also be found on the Company’s website at www.navarre.com, and shareholders may obtain printed copies by contacting Corporate Relations.

Audit Committee
      The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee during fiscal 2006 were James G. Sippl (the “Chair”), Keith A. Benson and Timothy R. Gentz. Our Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules and Rule 10A-3 of the Securities and Exchange

Commission. The Board determined that James G. Sippl is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K of the Securities and Exchange Commission

Compensation Committee
      The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers, senior management, and employees in general and director compensation. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee during fiscal 2006 were Tom F. Weyl (the Chair), Richard Gary St. Marie and Dickinson G. Wiltz. Mr. St. Marie replaced Mr. Benson on the Compensation Committee effective July 26, 2005. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in Rule 16b-3 of the Securities and Exchange Commission.

Governance and Nominating Committee
      The Governance and Nominating Committee: (i) reviews and makes recommendations with respect to changes in our core principals of corporate governance; (ii) reviews and makes recommendations with respect to senior executive succession; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; and (v) conducts an annual formal evaluation of Board operations and performance. The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new director candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. The members of the Governance and Nominating Committee during fiscal 2006 were Timothy R. Gentz (the Chair), Keith A. Benson, Michael L. Snow, James G. Sippl, Richard Gary St. Marie, Tom F. Weyl and Dickinson G. Wiltz. Mr. Gentz replaced Mr. Snow as Chair of the Committee in October 2005. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules. Mr. Snow was determined to be “independent” beginning in 2006.
Meeting Attendance
      During the 2006 fiscal year, our Board of Directors held eight regular meetings and five telephonic meetings. The Audit Committee held five regular meetings and six telephonic meetings. The Compensation Committee held three regular meetings and two telephonic meetings. The Governance and Nominating Committee held three regular meetings and two telephonic meetings. Most of the directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 90% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs.
Code of Business Conduct and Ethics
      On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code and reviewing and updating the Code. The Audit Committee reviewed the Code in fiscal year 2006 and determined that no revisions were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code for directors and executive officers must be approved by our Board of Directors. No waivers were granted and no amendments to the Code were made during fiscal year 2006.
Stock Ownership Guidelines
      In July 2005, the Board of Directors adopted Company stock ownership guidelines for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and Non-employee Directors, five times the annual retainer. The officers and directors are encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or the date of beginning service with the Company. Failure to meet the goals will be a factor to be considered when making compensation and bonus decisions. The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders.
Qualifications of Candidates for Election to the Board
      Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and attain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.
      The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.
Process for Identifying and Evaluating Candidates for Election to the Board
      The Governance and Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Shareholder Recommendations of Candidates for Election to the Board
      Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider any qualified candidate and make its recommendation to the Board of Directors. The fact that a candidate was recommended by a shareholder will not adversely affect the Governance and Nominating Committee’s consideration of the candidate, and the manner in which it evaluates candidates will not change.
Shareholder Communications with the Board
      Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For fiscal year 2006, our members were Messrs. Sippl (Chair), Benson and Gentz. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter was attached to the proxy statement for the annual meeting of shareholders held on September 13, 2004 and can also be found on the Company’s website at www.navarre.com. No changes to the charter were made in fiscal year 2006.
      We held five regular meetings and six telephonic meetings during fiscal year 2006. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for fiscal year 2006, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.
      We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
      Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed this information with Grant Thornton LLP.
      In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for fiscal year 2007.
SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

James G. Sippl, Chair	Keith A. Benson	Timothy R. Gentz

AUDIT AND NON-AUDIT FEES
      The following table summarizes the fees we were billed for audit and non-audit services rendered for fiscal years 2006 and 2005 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$391,533	$406,045
Audit-Related Fees(2)	60,400	34,775
Tax Fees(3)	—	—
All Other Fees(4)	1,500	—

Total Fees Billed	$453,433	$440,820

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2006 and 2005, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2006 and 2005 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes: the FUNimation purchase price allocation; consultation with regard to application of technical literature related to the March 2006 private equity placement; and consultation with regard to the application of Financial Accounting Standards Board Interpretation Number 46 (revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”).

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. Included here are fees for services in connection with the Board’s Special Litigation Committee.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 14, 2006 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 35,661,295 shares of our common stock outstanding as of July 14, 2006.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of common stock issuable upon the exercise of options exercisable within 60 days of July 14, 2006 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership

Directors, Nominees and Executive Officers	Shares		Percent

Eric H. Paulson	1,844,217	(1)(2)	5.16%
Keith A. Benson	64,400		*
Charles E. Cheney	679,574	(1)	1.90%
Timothy R. Gentz	67,000	(1)	*
Deborah L. Hopp(3)	—		—
Richard Gary St. Marie	70,000	(1)	*
James G. Sippl	71,100	(1)	*
Michael L. Snow	72,000	(1)	*
Tom F. Weyl	70,400	(1)	*
Dickinson G. Wiltz(3)	172,000	(1)	*
Brian M. T. Burke	221,880	(1)(4)	*
Cary L. Deacon	324,000	(1)	*
Gen Fukunaga	734,843	(1)(5)	2.05%
Edward D. Goetz	270,000	(1)	*
All current directors, nominees and executive officers (17 persons)	5,298,299	(1)(6)	14.19%

5% Shareholders

Transamerica Investment Management LLC	4,566,641	(7)	12.81%
f/k/a Westcap Investors, LLC
1150 South Olive Street, Suite 2700
Los Angeles, CA 90015
Gruber & McBaine Capital Management LLC	2,014,481	(8)	5.65%
50 Osgood Place
San Francisco, CA 94133
SF Capital Partners Ltd	1,807,057	(9)	5.02%
3600 South Lake Drive
St. Francis, WI 53235

*	Indicates ownership of less than one percent.

(1)	Includes shares of common stock issuable upon exercise of outstanding options exercisable within sixty days of July 14, 2006 in the following amounts: Eric H. Paulson — 110,000 shares; Keith A. Benson —

52,000 shares; Charles E. Cheney — 39,200 shares; Timothy R. Gentz — 62,000 shares; Richard Gary St. Marie — 50,000; James G. Sippl — 29,500 shares; Michael L. Snow — 52,800 shares; Tom F. Weyl — 50,400 shares; Dickinson G. Wiltz — 13,200 shares; Brian M.T. Burke — 210,200 shares; Cary L. Deacon — 310,000 shares; Gen Fukunaga — 250,000; Edward D. Goetz — 120,000 shares and all directors, nominees and executive officers as a group — 1,666,000 shares.

(2)	Includes 12,504 shares owned by Mr. Paulson’s spouse of which Mr. Paulson may be deemed to have shared voting and dispositive power.

(3)	Mr. Wiltz is retiring from the Board, and Ms. Hopp has been nominated for election to the Board at this Annual Meeting.

(4)	Includes 415 shares and 3,000 shares covered by options exercisable within sixty days of July 14, 2006, owned by Mr. Burke’s spouse of which Mr. Burke may be deemed to have shared voting and dispositive power.

(5)	Includes 18,648 shares owned by Mr. Fukunaga’s spouse of which Mr. Fukunaga may be deemed to have shared voting and dispositive power.

(6)	Includes 31,737 shares, and 3,000 shares covered by options exercisable within sixty days of July 14, 2006, owned indirectly by all directors, nominees and executive officers as a group of which the director or executive officer may be deemed to have shared voting and dispositive power.

(7)	Based on information provided in a Schedule 13G (Amendment No. 2), dated February 10, 2006, filed with the Securities and Exchange Commission by Transamerica Investment Management LLC, f/k/a Westcap Investors, LLC, an investment adviser, reporting that as of January 31, 2006 it had sole voting power of 4,025,890 shares and shared dispositive power of 4,566,641 shares.

(8)	Based on information provided in a Schedule 13G, dated February 14, 2006, filed with the Securities and Exchange Commission by Gruber & McBaine Capital Management LLC (“GMCM”), an investment adviser, Jon D. Gruber and J. Patterson McBaine, the Managers, controlling persons and portfolio managers of GMCM, and Eric B. Swergold, the control person of Lagunitas, an investment limited partnership of which GMCM is the general partner. They report that as of December 31, 2005, the reporting persons had shared voting and dispositive power of 1,614,669 shares, Mr. Gruber had sole voting and dispositive power of 193,131 shares, and Mr. McBaine had sole voting and dispositive power of 206,681 shares.

(9)	Based on information provided in a Schedule 13G, dated March 29, 2006, filed with the Securities and Exchange Commission by Michael A. Roth and Brian J. Stark, the Managing Members of Stark Offshore Management, LLC which acts as investment manager and has the sole power to direct the management of SF Capital Partners Ltd., as updated by a Selling Shareholder questionnaire provided in connection with our registration of a recent private placement, reporting that as of July 14, 2006 they had shared voting and dispositive power of 1,807,057 shares (including 357,143 shares issuable upon the exercise of certain warrants) directly held by SF Capital Partners Ltd. Mr. Roth and Mr. Stark disclaim beneficial ownership of such shares.

EXECUTIVE OFFICERS OF THE COMPANY
      The Company’s executive officers and other key employees are as follows:

Name	Age	Position with the Company

Eric H. Paulson	61	Chairman of the Board and Chief Executive Officer
Cary L. Deacon	54	President and Chief Operating Officer
J. Reid Porter	57	Executive Vice President and Chief Financial Officer
Brian M.T. Burke	35	President of Navarre Distribution Services
Michael A. Bell	41	Chief Executive Officer of Encore
Gen Fukunaga	45	Chief Executive Officer and President of FUNimation
Edward D. Goetz	62	President of BCI
John Turner	52	Senior Vice President of Global Logistics
Ryan F. Urness	34	General Counsel and Secretary
      The following is a brief summary of the business experience of each of the key members of management of the Company. Information with respect to Mr. Paulson is provided on page 6.
      Cary L. Deacon has been President and Chief Operating Officer of Navarre Corporation since August of 2005, and until that time was the Chief Operating Officer, Publishing and Corporate Relations Officer since joining the Company in September 2002. From September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation, a media company. From July 2000 to August 2001, he served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc., an integrated specialty retailer. From August 1998 to July 2000, Mr. Deacon served as President of ValueVision International, Inc., a home-shopping network company. From May 1997 to June 1998, Mr. Deacon served as a General Partner of Marketing Advocates Inc., a marketing consulting firm. Previously, he served as SVP, EVP and COO levels with the Hudson’s Bay Company, Montgomery Wards, Saffer Advertising and Macy’s. Mr. Deacon served as a director of Raindance Communication, Inc. (RNDC), which provides remote communications services for business meetings and events, until its acquisition by West Corporation in April 2006.
      J. Reid Porter has been Executive Vice President and Chief Financial Officer since joining our Company in December 2005. From October 2001 to October 2004, Mr. Porter, served as Executive Vice President and Chief Financial Officer of IMC Global Inc., a leading producer and marketer of concentrated phosphate and potash for the agricultural industry. From 1998 to October 2001, Mr. Porter served as Vice President and partner of Hidden Creek Industries and Chief Financial Officer of Heavy Duty Holdings, partnerships in the automotive-related and heavy-duty commercial vehicle industries, respectively. Previously, he held executive positions at Andersen Windows, Onan Corporation and McGraw-Edison Company, Inc.
      Brian M. T. Burke has been President of Navarre Distribution Services since August 2005. He previously served as Chief Operating Officer, Distribution, since February 2004, Senior Vice President and General Manager, Navarre Distribution Services since April 2001, Vice President and General Manager, Computer Products Division since July 2000 and Vice President, Computer Products Division since October 1999. Prior to that, Mr. Burke held a series of positions of increasing responsibility in Navarre Computer Products Division since joining the Company in July 1995. Previously, Mr. Burke held various marketing, sales and account manager positions with Imtron and Blue Cross/ Blue Shield of Minnesota.
      Michael A. Bell is the Chief Executive Officer of Encore and has served the Company in that role since August 2002 when Encore, was acquired and became a subsidiary of the Company. Mr. Bell co-founded the acquired company, Encore Software, Inc., in October 1994 and served as its Chief Executive Officer from its founding. Prior to starting Encore Software, Inc., Mr. Bell served as Director of Sales for Paramount from

1992 to 1994. Previously, Mr. Bell served as Sales Manager for NEC, leading an entrepreneurial unit established to forge strategic relationships that helped create the then-nascent CD-ROM industry.
      Gen Fukunaga is the Chief Executive Officer and President of FUNimation, and has served the Company in that role since May 2005 when FUNimation was acquired by the Company. Mr. Fukunaga co-founded FUNimation in 1994 and has served as its President from its founding. Prior to starting FUNimation, Mr. Fukunaga served as Product Manager of Software Development Tools for Tandem Computers. Previously, Mr. Fukunaga held a strategic consulting position with Andersen Consulting.
      Edward D. Goetz has been President of BCI since the Company acquired the assets of BCI Eclipse, LLC in November of 2003. Mr. Goetz had also served as the President of BCI Eclipse, LLC since he joined that firm in June of 2000. Prior to joining BCI, he served as the President of Simitar Entertainment from 1984 to 2000. Previously, Mr. Goetz has held various positions including National Sales Manager and VP of Media Purchasing at K-Tel International from 1974 to 1984.
      John Turner has been Senior Vice President of Global Logistics since September 2003. He previously served as Senior Vice President of Operations since December 2001, and Vice President of Operations since joining the Company in September 1995. Prior to joining Navarre, Mr. Turner was Senior Director of Distribution for Nordic Track in Chaska, MN from July 1993 to September 1995. Previously, he held various positions in logistics in the United States and in the United Kingdom.
      Ryan F. Urness has been General Counsel of Navarre since July 2004 and Secretary of Navarre since May 2004. He previously served as Assistant Secretary of Navarre since February 2004 and as Corporate Counsel since January 2003. Prior to joining Navarre a significant portion of Mr. Urness’ efforts were engaged in various matters for the Company as outside legal counsel in the Minneapolis, Minnesota office of Winthrop & Weinstine, P.A. Mr. Urness is a graduate of the University of St. Thomas and William Mitchell College of Law.
EXECUTIVE COMPENSATION
      The following table sets forth the annual compensation and other components of compensation for the fiscal years ending March 31, 2006, 2005, and 2004 for Eric H. Paulson, our Chief Executive Officer and the four highest paid executive officers of the Company (the “Named Executive Officers”) during the fiscal year ended March 31, 2006.
Summary Compensation Table

		Annual Compensation					Long Term
							Compensation Awards
						Other
						Annual	Restricted	Securities	All Other
	Fiscal					Compen-	Stock	Underlying	Compen-
Name and Principal Position	Year	Salary		Bonus		sation	Award(s)	Options	sation

Eric H. Paulson	2006	$671,513	(1)	—		—	—	—	$57,252	(3)
Chairman of the Board and	2005	$651,500	(1)	$2,982,000	(2)	—	—	—	$68,151	(3)
Chief Executive Officer	2004	$633,817	(1)	$1,850,000	(2)	—	—	50,000	$44,858	(3)
Cary L. Deacon	2006	$311,538		—		—	—	160,000	$5,769	(4)
President and Chief Operating	2005	$240,769		$175,000	(5)	—	—	25,000	$750	(4)
Officer	2004	$153,462		$91,632	(5)	—	—	25,000	$750	(4)
Gen Fukunaga(6)	2006	$302,885		—		—	—	250,000	$4,422	(4)
Chief Executive Officer and	2005	—		—		—	—	—	—
President of FUNimation	2004	—		—		—	—	—	—
Edward D. Goetz(7)	2006	$212,000		$57,500	(5)	—	—	25,000	$4,240	(4)
President of BCI	2005	$208,769		$145,008	(5)	—	—	45,000	$750	(4)
	2004	$84,615		$33,300	(5)	—	—	50,000	$750	(4)
Brian M. T. Burke	2006	$265,385		—		—	—	58,000	$5,132	(4)
President of Navarre	2005	$238,769		$169,400	(5)	—	—	25,000	$750	(4)
Distribution Services	2004	$210,846		$89,792	(5)	—	—	25,000	$750	(4)

(1)	Includes Mr. Paulson’s base salary as follows: $450,000 for 2006; $419,231 for 2005; and $386,932 for 2004. For enhanced disclosure purposes, the listed amount also includes forgiveness of principal and interest on a Company loan provided to Mr. Paulson pursuant to the terms of his employment agreement (described below) as follows: 2006, $221,513; 2005, $232,269; and 2004, $246,885. These amounts were previously disclosed in the “All Other Compensation” column.

(2)	Includes the annual bonus earned by Mr. Paulson pursuant to the terms of his employment agreement (described below) for the indicated fiscal year (although paid in the first quarter of the succeeding fiscal year) as follows: 2006, $0; 2005, $432,000; and 2005, $400,000. For enhanced disclosure purposes, the listed amount also includes amounts accrued in the fiscal years indicated under the deferred incentive portion of Mr. Paulson’s five-year employment agreement (described below) as follows: 2006, $0; 2005, $2,550,000; and 2004, $1,450,000. These amounts were previously disclosed in the “All Other Compensation” column. Payment of these amounts is deferred until after Mr. Paulson’s retirement as provided in the employment agreement.

(3)	Includes the Company’s matching contribution to Mr. Paulson’s 401(k) Plan account of $9,000 for 2006 and of $750 for each of 2005 and 2004, and life insurance premiums paid by the Company as follows: 2006, $48,252; 2005, $67,401; and 2004, $44,108.

(4)	Consists of the Company’s matching contributions to the executive’s 401(k) Plan account.

(5)	Annual bonuses indicated were earned for the fiscal year shown although they were not paid until the first quarter of the succeeding fiscal year.

(6)	Mr. Fukunaga joined the Company in May 2005.

(7)	Mr. Goetz joined the Company in November 2003.
Eric H. Paulson Employment Agreement
      We entered into an employment agreement with Mr. Paulson effective November 1, 2001, which was amended effective December 4, 2003, providing for his employment as Chief Executive Officer. This agreement terminates on March 31, 2007. All capitalized terms in this section are as defined in the employment agreement.
      The employment agreement currently provides for a base salary of at least $350,000 per year, subject to annual adjustments by the Compensation Committee, and an annual bonus of up to one hundred percent (100%) of his base salary based upon the Company’s achievement of annual net profits and net sales goals and his achievement of individual objectives established by the Compensation Committee. Mr. Paulson is also entitled to reasonable business expenses, medical and disability insurance, a $2.0 million life insurance policy, vacation, automobile expense and is entitled to participate in our other benefit plans on the same basis as other officers.
      The employment agreement also provided for us, concurrent with the signing of the agreement, to make a loan of $1.0 million to Mr. Paulson, which has been and will be forgiven in equal installments of principal of $200,000, together with accrued interest, on each of March 31, 2003, 2004, 2005, 2006 and 2007, and will be deemed paid and satisfied upon termination of Mr. Paulson’s employment, except termination by us for Company Cause or by Mr. Paulson without Executive Cause. At March 31, 2006, $200,000 remained outstanding. Principal of $200,000 was forgiven and written-off for the fiscal year 2006, together with accrued interest of $21,513. The loan bears interest at the rate of 5.25% per year.
      The employment agreement also establishes an incentive-based deferred compensation plan under which Mr. Paulson is eligible, upon his entering into and complying with the terms of a non-compete agreement at the termination of his employment, to receive an award of up to $4,000,000 if our common stock closes over certain price targets, with the highest being $10.00 per share, for any 30 consecutive trading days during the employment period. The price targets were satisfied, and the Company recorded compensation expense for this provision of $1,450,000 in fiscal year 2004 and $2,550,000 in fiscal year 2005. Such amounts will not be paid to Mr. Paulson until his termination of employment, contingent upon his entering into and complying with the terms of a non-compete agreement, and will be paid in three equal installments on the first, second and third anniversaries of the termination together with interest from the date of termination. Upon his termination of employment, the Company is required to place the amount of the deferred compensation into a “rabbi trust.”
      If the employment of Mr. Paulson is terminated by us without Company Cause or by Mr. Paulson for Executive Cause, Mr. Paulson is entitled to receive a lump sum payment equal to the sum of: (i) his base salary and target bonuses through the end of the agreement or three years, whichever is greater; (ii) accrued but unpaid annual bonus and benefits; and (iii) the deferred compensation referred to above. Mr. Paulson would also be entitled to continue to receive his other employee benefits and perquisites for a period of the greater of three years or the end of the agreement.
      In the event that Mr. Paulson’s employment is terminated after a Change in Control either by the Company without Company Cause or by Mr. Paulson for Executive Cause, then in addition to the payments otherwise due Mr. Paulson, we would be obligated to pay him an amount equal to his Average Annual Compensation multiplied by 2.99, which at March 31, 2006, would have been equal to approximately $2,081,202.
      At the completion of Mr. Paulson’s employment on March 31, 2007, Mr. Paulson will be entitled to receive his Average Annual Compensation for a period of three years, plus any accrued but unpaid benefits. We will also be required to maintain Mr. Paulson’s other employee benefits for three years, including, but not limited to pension plans, medical and disability, stock option plans and life insurance plans. The Company recorded compensation expense with respect to this provision of $288,000 for each of the fiscal years 2006, 2005 and 2004, respectively.
Cary L. Deacon Employment Agreement
      The Company entered into a written employment agreement with Mr. Deacon as the Company’s President and Chief Operating Officer on June 21, 2006. This agreement terminates on March 31, 2009 and provides for a base salary of at least $350,000 per year, subject to annual adjustments by the Compensation Committee of the Company, and an annual bonus of up to sixty percent (60%) of his base salary, to be determined based upon the Company’s achievement of objectives established by the Compensation Committee of the Company. Mr. Deacon is also entitled to receive reimbursement for reasonable business expenses, medical and disability insurance, a $700,000 life insurance policy, paid vacation, and is entitled to participate in benefit plans on the same basis as other executive officers of the Company.
      If the employment of Mr. Deacon is terminated by us Without Cause or by Mr. Deacon for Good Reason (as such terms are defined in the agreement), Mr. Deacon is entitled to receive payments equal to: (i) his then-current base salary through the end of the agreement or two years, whichever is greater; (ii) an amount equal to the average of his annual bonus during the three prior fiscal years, multiplied by a factor of two; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. Mr. Deacon would also be entitled to continue to receive medical, dental and life insurance benefits for a period of eighteen months following such a termination of his employment.
      The agreement further provides that Mr. Deacon will not compete with any material portion of the Company’s business activities for up to 18 months following the termination of his employment; that Mr. Deacon will be bound by confidentiality obligations during and after his employment; and that any intellectual property created by Mr. Deacon during his employment has been, and will be, assigned to the Company.
J. Reid Porter Executive Severance Agreement
      On December 23, 2005, we entered into an Executive Severance Agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. This agreement sets forth certain terms that relate to Mr. Porter’s employment with the Company and provides for certain payments to be made to Mr. Porter by the Company in the event that his employment should be terminated pursuant to the occurrence of a Severance Event (defined therein), including each of the following: (i) confidentiality requirements during and after employment; (ii) intellectual property assignments to the Company; (iii) a two year non-compete obligation; and (iv) the payment of one year’s base salary upon the occurrence of a Severance Event.
Separation Agreements
      The Company has a separation agreement with Mr. Cheney, its former Chief Financial Officer which is described under “Certain Relationships and Related Party Transactions.”
      The Company has a separation agreement, which includes restrictive covenants, with James D. Gilbertson, another former Chief Financial Officer. The agreement obligated the Company to pay severance amounts equal to approximately $299,000 over a period of one year beginning July 2005. Mr. Gilbertson also earned a base salary of $112,115 in fiscal year 2006 prior to his termination of employment and received no bonus payments for fiscal year 2006.
Change in Control Agreements
      The Company has entered into termination agreements with Mr. Burke and Mr. Turner that provide for certain benefits for them upon a “change in control” of the Company, as defined in such agreements. If each such executive’s employment with the Company is terminated, if there is an adverse change in the executive’s status or position as an executive, or if the Company substantially reduces the executive’s base salary in effect immediately prior to the agreement or otherwise changes eligibility requirements or performance criteria for any benefit other than salary which adversely affects the executive, such executive would be entitled to cash payments equal to the average of all taxable compensation and fringe benefits paid to or on behalf of the executive by the Company, based on the two most recent calendar years, to be paid over a twelve (12) month period.
Stock Option Plans

1992 Stock Option Plan
      Our 1992 Stock Option Plan (the “1992 Plan”) was approved by the board of directors on September 1, 1992. The 1992 Plan and all of its amendments have also been approved by the shareholders. A total of 5,224,000 shares of our authorized common stock are reserved for issuance under this plan. The purpose of this plan is to: (a) promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel; and (b) provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. The 1992 Plan provides for grants of restricted stock, and both incentive stock options and non-qualified stock options. Incentive stock options are granted at an exercise price based upon fair market value and, provided certain restrictions are met, receive favorable tax treatment under the Internal Revenue Code of 1986. Non-qualified stock options are also typically granted at fair market value and do not qualify for favorable tax treatment. The 1992 Plan expired on July 1, 2006, and no further grants may be made after that date.
      At March 31, 2006, the Company had issued 1,680,000 shares under the 1992 Plan, 2,171,100 shares were subject to outstanding options and 111,054 shares were reserved for future grants.

2004 Stock Plan
      In September 2004, our shareholders approved the 2004 Stock Plan (the “2004 Plan”) to supplement and ultimately replace the 1992 Plan. As amended by our shareholders in September 2005, a total of 2,500,000 shares of our authorized common stock are reserved for issuance under this plan. The purposes of the 2004 Stock Plan are the same as the purposes of the 1992 Plan.
      The 2004 Stock Plan provides for the granting of: (a) incentive stock options; (b) non-qualified stock options; (c) stock appreciation rights (“SARs”); (d) restricted stock and stock units; (e) performance shares and units; (f) dividend equivalent rights; and (g) director options. Awards may be made in addition to or in tandem with any other type of award. However, no participant may be granted in any one fiscal year of the

Company an award or awards of any combination of stock options and SAR’s, the value of which is based solely on an increase in the value of the shares after the grant date within the meaning of Section 162(m) of the Code, covering more than 300,000 shares in the aggregate.
      The 2004 Stock Plan is administered by the compensation committee of our board of directors (the “plan administrator”). The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants (including directors who are also employees) who will receive awards, to determine the terms and conditions of those awards, the term of the awards, the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including, but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.
      Restricted stock, stock units, performance shares, and performance units may be granted under the 2004 Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, stock units, performance shares or performance units. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, stock units, performance shares, and performance units. The annual maximum amount of compensation that a participant may receive with respect to performance shares or performance units is $2.0 million.
      Other stock or cash-based awards may be granted under the 2004 Stock Plan, as the plan administrator determines to be in the best interests of the Company and subject to such other terms and conditions it deems appropriate.
      In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices. In the event of a change in control, all stock options and SARs will become immediately exercisable, and will remain exercisable throughout their entire term; any restrictions imposed on restricted shares will lapse; and unless otherwise specified in a participant’s award agreement at the time of grant, the maximum payout opportunities attainable under all outstanding awards of performance units, performance shares and other incentive awards will be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change of control transaction and paid out in cash, or shares with a fair market value equal to the amount of such cash, to participants within thirty (30) days following the effective date of the change of control.
      The terms of the 2004 Stock Plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our shareholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder’s consent.
      At March 31, 2006, the Company had issued no shares under the 2004 Plan, 1,170,000 shares were subject to outstanding options and 1,330,000 shares were reserved for future grants.

      The following table sets forth certain information regarding (i) stock options granted to Mr. Paulson and the other Named Executive Officers during our fiscal year 2006 and (ii) the potential value of these options determined for proxy statement purposes.
Option Grants in Last Fiscal Year

	Number of	Percent of Total
	Securities	Options	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options	Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year	($/Sh)	Date	Value(2)

Eric H. Paulson	—	—	—	—	—
Cary L. Deacon	10,000	0.83%	$4.59	10/25/2015	$26,529
	150,000	12.55%	$7.26	8/14/2015	$624,885
Brian M. T. Burke	8,000	0.66%	$4.59	10/25/2015	$21,223
	50,000	4.18%	$7.26	8/14/2015	$208,295
Gen Fukunaga	250,000	20.92%	$8.38	5/10/2015	$1,272,600
Edward D. Goetz	25,000	2.09%	$4.56	11/02/2015	$65,913

(1)	All options were granted at an exercise price equal to or in excess of the fair market value of the Company’s common stock on the date of grant and were subject to acceleration of vesting effective March 20, 2006. The Company has not issued any SAR’s. These options expire on the earlier of (i) ten years from the grant date, (ii) on the 91st day following the date of termination of employment due to death, disability, retirement or any other reason other than cause, or (iii) on the date of termination if terminated for cause.

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value:

	Estimated
	Option		Dividend	Annual
Grant Date	Term	Volatility	Yield	Interest Rate

05/11/2005	5 years	70%	0.0%	3.91%
08/15/2005	5 years	64%	0.0%	4.15%
10/26/2005	5 years	64%	0.0%	4.46%
11/03/2005	5 years	64%	0.0%	4.55%
      The Company does not believe that the Black-Scholes model or any other model can accurately determine the value of an employee stock option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

      The following table sets forth information with respect to Mr. Paulson and the Company’s other Named Executive Officers concerning the exercise of options during fiscal year 2006 and unexercised options held at March 31, 2006.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-money
	Acquired		Options at Fiscal		Options at Fiscal
	on	Value	Year End		Year End
Name	Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable(1)

Eric H. Paulson	120,000	$155,100	110,000	60,000	$153,600	$153,600
Cary L. Deacon	—	—	310,000	—	$295,000	—
Brian M.T. Burke	—	—	199,200	29,600	$286,286	$79,406
Gen Fukunaga	—	—	250,000	—	—	—
Edward D. Goetz	—	—	120,000	—	—	—

(1)	The closing price on March 31, 2006 of the Company’s stock, as reported on The NASDAQ National Market, was $4.29 per share.
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the Board of Directors is responsible for setting our executive compensation policy and overseeing its implementation. We: (i) approve the CEO’s goals and objectives and evaluate the CEO’s performance annually; (ii) set the CEO’s annual compensation; (iii) oversee the evaluation process and compensation structure for the other executive officers annually; (iii) periodically review and oversee the Company’s policies with respect to the compensation and benefits of its officers and employees generally; (iv) award equity grants under the Company’s 1992 Stock Option Plan and 2004 Stock Plan and administer those plans; and (v) review the compensation of the non-employee directors annually. For fiscal year 2005 our members were Messrs. Weyl (Chair), Benson and Wiltz. Each member is an “independent director” as such term is defined by the applicable Securities and Exchange Commission and NASDAQ rules. A copy of the current Compensation Committee Charter was attached to the proxy statement for the annual meeting of shareholders held on September 13, 2004 and can also be found on the Company’s website at www.navarre.com.
Compensation Philosophy
      Our executive compensation policy is generally the same as the Company’s compensation philosophy for all employees. Compensation is designed to:

•	provide competitive total compensation, based upon a review of compensation offered by comparable companies and industries, in order to attract and retain the officers and employees necessary for our long-term success;

•	provide compensation that differentiates among employees based on individual performance and qualifications;

•	provide incentive compensation that motivates employees to achieve or exceed our annual financial goals and operating plan; and

•	provide an incentive to increase shareholder value through appropriate equity awards.
Independent Competitive Compensation Study
      During fiscal year 2006, as in past years, we engaged Towers Perrin, a globally recognized compensation consulting firm, to provide various reports and analysis regarding our total compensation, as compared to comparable companies, which included 18 companies of varying sizes, such as En Point Technology, Inc., Handleman Company, Ingram Micro, Inc., and Tech Data Corp.
Base Salary
      We annually review each executive officer’s salary. In determining appropriate base salary levels, we consider contractual arrangements, responsibilities, performance on behalf of the Company, the overall performance of the Company and the Towers Perrin study. In evaluating the overall performance of the Company for the purposes of determining executive officer’s salaries, we consider annual and long-term increases to the Company’s net revenues, operating income, and net income.
Annual Cash Incentive
      We approve annual cash bonuses for the executive officers based upon the Company’s performance against goals previously established by us relating to net revenues, operating income and net income. Mr. Paulson is eligible to receive an annual bonus of up to 100% of his base salary under his current employment agreement. The other executive officers named in the Compensation Table are generally eligible to receive an annual bonus of 50% to 60% of base salary. No minimum amount of bonus is guaranteed, and for fiscal year 2006, we determined that 85% of the Company’s budgeted operating income had to be achieved in order for there to be any payout of annual bonus. This threshold was not met, and, as a result, Messrs. Paulson, Deacon, Burke, Fukunaga and Bell received no annual bonus payment for fiscal year 2006. However, because of the exemplary performance of BCI and a respectable increase in overall Company net sales, we did approve discretionary bonuses totaling $351,800 for BCI management and other Company managers below the level of Vice President. Mr. Goetz received a bonus payment of $57,500.
Stock Options
      We grant equity incentive awards to promote the long-term performance of the Company. Traditionally, we have awarded incentive stock options, although under the 2004 Stock Plan approved by the shareholders last year, we may award restricted stock, performance units and other forms of equity compensation. Stock options are granted at fair market value on the date of grant and only have value for the executive officers if the price of our common stock appreciates. Shareholders also benefit from such stock price appreciation, and thus the interests of the executive officers and the shareholders are aligned. In determining the level of stock options to be granted, we consider each executive officer’s responsibilities and performance. For fiscal year 2006, annual stock option grants were awarded covering the following amount of shares: Mr. Deacon, 10,000 shares; Mr. Burke, 8,000 shares; and Mr. Goetz, 25,000 shares. Mr. Deacon and Mr. Burke also received stock option grants covering 150,000 shares and 50,000 shares, respectively, upon their promotions in August 2005. Mr. Fukunaga received a stock option grant covering 250,000 shares in May 2005 as part of the acquisition of FUNimation. Mr. Paulson did not receive any equity awards in fiscal year 2006.
Chief Executive Officer Compensation
      Mr. Paulson’s base salary was established in connection with the execution of his current employment agreement in November 2001, which guarantees him a base salary of $350,000, subject to discretionary annual increases. See “Paulson Employment Agreement” on page      . Mr. Paulson’s base salary has been $450,000 since November 2004, and he did not receive an increase in fiscal year 2006. We established Company and individual performance goals with respect to Mr. Paulson’s annual bonus in the first quarter of fiscal year 2006 as follows: 60% with respect to net profits; 40% with respect to net sales; and 20% with respect to individual goals related to Mr. Paulson’s leadership of the Company. Upon mutual agreement his bonus was subject to the same threshold described in “Annual Cash Incentives” above, which threshold was not met. Mr. Paulson also received compensation from the Company in fiscal year 2006 through the forgiveness of $221,513 of principal and accrued interest relating to a loan provided by the Company to Mr. Paulson pursuant to his employment agreement. We were advised by Towers Perrin with respect to the reasonableness of the components of Mr. Paulson’s employment agreement at the time it was executed.

      No equity awards were made to Mr. Paulson in fiscal year 2006. Mr. Paulson participates in our medical and other group insurance plans and our 401(k) plan, and we have determined that the dollar value to him and the cost to the Company of all of his perquisites and other personal benefits is de minimus.
      We have reviewed all components of the CEO’s compensation, including base salary, annual bonus, forgiveness of debt, incentive-based deferred compensation, accumulated realized and unrealized stock option gains, benefit plan participation, perquisites, and the projected pay-out obligations under his employment agreement, with and without a change in control. Based on this review, we have determined that the CEO’s total compensation and projected pay-outs are, in the aggregate, reasonable and not excessive.
Policy Regarding Section 162(m)
      Section 162(m) of the Internal Revenue Code prohibits us from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We believe that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.
SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Tom F. Weyl, Chair	Dickinson G. Wiltz	Richard Gary St. Marie

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Gen Fukunaga Employment Agreement
      Gen Fukunaga entered into an employment agreement providing for his employment as Chief Executive Officer and President of FUNimation Productions, Ltd. This agreement was entered into in connection with the Company’s acquisition of its FUNimation subsidiary and terminates on May 10, 2010. The agreement provides for a base salary of at least $350,000 per year, subject to annual discretionary increases, and an annual bonus consistent with Navarre’s executive bonus program. The agreement provided for the grant to Mr. Fukunaga of a stock option covering 250,000 shares of our common stock upon the closing of the acquisition. This stock option was granted at fair market value on May 11, 2005. Mr. Fukunaga is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.
      The agreement also provides Mr. Fukunaga with the ability to earn two performance-based bonuses in the event that certain financial targets are met by FUNimation during the fiscal years ending March 31, 2006-2010. Specifically, if the total EBIT (earnings before interest and tax) of FUNimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million in respect of such fiscal year, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of FUNimation is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million. Mr. Fukunaga did not earn a bonus payment for fiscal year 2006.
      If the employment of Mr. Fukunaga is terminated without cause or by Mr. Fukunaga for good reason, Mr. Fukunaga is entitled to receive payment of his annual salary, plus an amount equal to the bonus payable as a portion of his annual salary for the lesser of the remaining term of his employment agreement or two years. Payments to be made under these circumstances do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above.
      The agreement includes certain non-competition and non-solicitation obligations that apply to Mr. Fukunaga during the term of the employment agreement and for 18 months thereafter.
Michael A. Bell Employment Agreement
      Effective July 31, 2002, our wholly-owned subsidiary, Encore Acquisition Corporation, a Minnesota corporation, now known as Encore, acquired substantially all of the assets of Encore Software, Inc. Effective August 24, 2002, Encore entered into an employment agreement with Michael Bell providing for his employment as Chief Executive Officer of Encore. Mr. Bell was the prior Chief Executive Officer of Encore Software, Inc. The agreement has a term of five years, but may be terminated by either Encore or by Mr. Bell at any time for any or for no reason. The agreement provides for an initial base salary of at least $185,000 per year, subject to discretionary annual increases. The agreement further provides that Mr. Bell shall be entitled to an annual performance bonus consistent with Navarre’s executive bonus program. Mr. Bell was granted a signing bonus of $5,500 upon execution of the agreement and he is entitled to the usual and customary benefits offered by Encore from time to time to its executives, including health insurance. Mr. Bell is also entitled to receive vacation, reimbursement for reasonable business expenses, and a vehicle allowance of $750 per month.
Repurchase of Encore Shares from Michael A. Bell
      Encore and Mr. Bell also entered into a stock purchase agreement, dated August 24, 2002, whereby Encore agreed to issue to Mr. Bell 20,000 shares of its common stock, representing 20% of the outstanding shares of capital stock of Encore, in consideration for a payment of $500 in cash. In addition, Mr. Bell entered into a stock buy and sell agreement, pursuant to which Mr. Bell had the right to require Encore or us to repurchase his shares in Encore based upon a specified formula and subject to certain conditions.
      On March 14, 2005, we entered into a stock purchase agreement with Mr. Bell, which agreement was amended on March 31, 2005, pursuant to which we purchased his 20% equity interest in Encore on such date and terminated the stock buy and sell agreement described above. As a result of this transaction, we own 100% of Encore. The purchase price was $3.4 million in cash and 300,000 newly-issued shares of our common stock for which the Company recorded $5.8 million in compensation expense in fiscal year 2005.
      Under the stock purchase agreement, the shares issued to Mr. Bell may not be sold, assigned, exchanged, transferred or otherwise disposed of until March 14, 2007; provided that up to 100,000 shares may be transferred each year after receipt. We also granted to Mr. Bell customary “piggyback” registration rights and a one-time demand registration right for the shares received under the stock purchase agreement. Those shares are being registered as part of this registration statement.
Edward D. Goetz Employment Agreement
      Edward Goetz entered into an employment agreement providing for his employment as President of BCI. This agreement was entered into in connection with the Company’s acquisition of the assets of BCI Eclipse, LLC in November 2003 and terminates on November 4, 2006, subject to automatic one-year renewals. The agreement provides for a base salary of at least $200,000 per year, subject to annual discretionary increases, and an annual bonus consistent with Navarre’s executive bonus program. The agreement provided for the grants of stock options to Mr. Goetz covering a total of 100,000 shares of our common stock over three years. Mr. Goetz is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, reimbursement of his reasonable business expenses, and paid vacation time. If the employment of Mr. Goetz is terminated without cause, Mr. Goetz is entitled to receive payment of his annual salary, plus an amount equal to the bonus payable as a portion of his annual salary for the remaining term of his employment agreement. The agreement includes certain non-competition and non-solicitation obligations that apply to Mr. Goetz during the term of the employment agreement and for 12 months thereafter.
Cheney Leave of Absence and Severance Agreements
      On July 15, 2002, we entered into a leave of absence agreement with Mr. Cheney under which Mr. Cheney would have a leave of absence until February 1, 2004 to enable him to complete law school. Under the leave of absence agreement, Mr. Cheney was paid nominal compensation, and continued to receive health and dental insurance, life insurance, disability insurance, payment of law school education expenses and certain club memberships. Upon his return to work on February 1, 2004, Mr. Cheney was entitled to a salary of $240,000 per year. During the leave of absence period, Mr. Cheney was compensated for serving as a director by receiving the same retainer, board attendance fees and stock options received by non-employee directors.
      Pursuant to a separation agreement and release effective April 30, 2004, we and Mr. Cheney agreed to terms regarding his resignation and severance. Mr. Cheney’s employment with us terminated on April 30, 2004. During the period between his return to Navarre on February 1, 2004 and his resignation on April 30, 2004, we paid Mr. Cheney approximately $62,400 in salary. In exchange for certain representations, promises and releases, including non-competition and non-solicitation provisions, we agreed to pay Mr. Cheney an amount equal to two years of his base salary, plus bonus, which is paid to him in equal installments over the course of forty-eight (48) months, which equals, in the aggregate, a total of $470,000, and to continue coverage of medical benefits until April 30, 2005 if certain conditions are met. In addition, we agreed to pay Mr. Cheney a lump sum in the amount of $4,519 for unused vacation. We also agreed to pay Mr. Cheney $109,778, to be paid over the course of forty-eight (48) months, in consideration for non-rescission of any of the provisions of the separation agreement.

Other Items
      At March 31, 2006, Mr. Paulson was indebted to us in the principal amount of $200,000 for an unsecured loan entered into in November 2001. We accrue interest on the outstanding indebtedness at the rate of 5.25% per year. See “Eric H. Paulson Employment Agreement” above for a description of the loan and annual forgiveness provisions.
      We invested in a start-up company, Mix & Burn, Inc., by way of promissory notes aggregating $2.5 million in principal amount. Mix & Burn was treated as a variable interest entity under FIN 46R. After the Company determined that it would not make further loans to or investments in Mix & Burn, Mr. Paulson made a personal investment in Mix & Burn in the form of a promissory note convertible into the common stock of Mix & Burn and accruing interest at an annual rate of twelve percent. Mix & Burn was deconsolidated in the Company’s third fiscal quarter ending December 31, 2005, and our promissory notes were written off. Mr. Paulson’s note has since been converted to common stock.

STOCK PERFORMANCE GRAPH
      The following Performance Graph compares performance of our common stock on the NASDAQ National Market System to the NASDAQ Stock Market (US Companies) Index and the Peer Group Indicies described below. The graph compares the cumulative total return from March 31, 2001 to March 31, 2006 on $100 invested on March 31, 2001, assumes reinvestment of all dividends, and has been adjusted to reflect stock splits.
      The Peer Group Index below includes the stock performance of the following companies: Handleman Company, Ingram Micro Inc., Merisel New Inc., Tech Data Corp., 4 Kids Entertainment Inc. and Take Two Interactive Software Inc. These companies have software or music distribution operations similar to ours and/or publishing/licensing operations similar to those of our Encore, BCI and FUNimation subsidiaries.
Navarre Corporation
Comparison of Five Year Cumulative Total Returns

	3/01	3/02	3/03	3/04	3/05	3/06

Navarre Corporation	100.00	80.00	123.64	431.27	578.18	312.00

NASDAQ Stock Market	100.00	103.39	77.21	113.36	113.86	135.02

Self-Determined Peer Group	100.00	140.86	98.10	164.11	154.34	148.83

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in fiscal year 2006 were filed on a timely basis except for the following inadvertent late filings: (i) one Form 4 for John Turner filed May 24, 2005, reporting open market sales of 5,500 shares by his wife on November 3, 2003; (ii) Form 4’s for all of the non-employee directors then in office filed May 27, 2005, reporting their annual option grants from the Company on April 1, 2005 covering

6,000 shares, each; (iii) a second Form 4 for James Sippl filed on July 26, 2005, reporting the acquisition of 16,000 shares through stock option exercises on July 19, 2005; (iv) a second Form 4 for Timothy Gentz filed August 17, 2005, reporting open market purchases on August 10 and August 12, 2005 totaling 3,000 shares, along with timely reported purchases on August 15 and August 16; (v) one Form 4 for Richard Gary St. Marie filed December 19, 2005, reporting an open market purchase of 10,000 shares on September 20, 2005; and (vi) one Form 4 for J. Reid Porter filed December 16, 2005, reporting a stock option grant covering 175,000 shares on his hire date of December 12, 2005.
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
      Any shareholder desiring to submit a proposal for action at the 2007 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, New Hope, Minnesota 55428 addressed to the Secretary, no later than March 30, 2007 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.
      In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2007 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal prior to June 13, 2007, the Company will be allowed to use its discretionary voting authority.
OTHER BUSINESS
      All items of business intended by the management to be brought before the meeting are set forth in the Proxy Statement, and the management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the attention of the persons named in the proxy to vote on such matters in accordance with their best judgment.
      The Company’s Annual Report on Form 10-K for fiscal year 2006 is enclosed herewith. Shareholders may also view this Proxy Statement and Form 10-K on Navarre’s website www.navarre.com, the Securities and Exchange Commission’s website www.sec.gov, or may receive a copy by writing to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Haug Scharnowski, Vice President Corporate Relations, or by calling the Company at (763) 535-8333.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel
Dated: July 28, 2006

NAVARRE CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
For Annual Meeting of Stockholders
September 14, 2006

Navarre Corporation 7400 49th Avenue North New Hope, Minnesota 55428	proxy

The undersigned, revoking all prior proxies, hereby appoints Eric H. Paulson and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 19, 2006, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 14, 2006, or at any adjournment thereof, upon the matters stated on reverse:

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on September 13, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on September 13, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

1.	Electing the following directors for the terms described in the accompanying Proxy Statement: 01 Deborah L. Hopp 03 Michael L. Snow 02 Richard Gary St. Marie
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratifying the appointment of Grant Thornton LLP.

☐	Vote FOR all nominees except as indicated below	☐	Vote WITHHELD from all nominees

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2. The Board of Directors recommends a vote FOR all nominees and FOR proposal 2.

Address Change? Mark Box      ☐      Indicate changes below:

Dated:

Signature(s)
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.